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                                                                    Exhibit 5.1

[Letterhead of WILSON SONSINI GOODRICH & ROSATI]





                                   November 6, 1997


Focal, Inc.
4 Maguire Road
Lexington, MA  02173

    Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on October 21, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares (plus up to an additional 375,000 shares subject to the Underwriters over-allotment option) of Common Stock of Focal, Inc. (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

    It is our opinion that the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) and all post-effective amendments thereto.

                             Very truly yours,

                             WILSON SONSINI GOODRICH & ROSATI
                             Professional Corporation